EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements of Steel Dynamics, Inc. (Forms S-8 Nos. 333-19541, 333-27549 and 333-55888; Forms S-3 Nos. 333-82210 and 333-103672 and Forms S-4, Nos.333-115252 and 333-131100) of our reports dated February 20, 2007, with respect to the consolidated financial statements of Steel Dynamics, Inc., Steel Dynamics, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Steel Dynamics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Fort Wayne, Indiana

February 23, 2006